UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                            SCHEDULE 13D/A

               Under the Securities Exchange Act of 1934


                 General Employment Enterprises, Inc.
                 ------------------------------------
                            (Name of Issuer)

                           (AMENDMENT NO. 1)

                     Common Stock, no par value
                 ------------------------------------
                    (Title of Class of Securities)

                      Common Stock, No Par Value
                    (Title of Class of Securities)


                                224051102
                              ------------
                             (CUSIP Number)


                             Brandon Simmons
                          11921 Brinley Avenue
                         Louisville, KY  40243
                             502-303-2875
                         ---------------------
          (Name, Address and Telephone Number of Person
         Authorized to Receive Notices and Communications)


                           October 25, 2013
      (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


(Continued on following pages)

---------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 224051102


1.	 Names of Reporting Persons:

         Brandon Simmons

2.       Check the appropriate box if a member of a group

	 (a) [  ]    (b)  [  ]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS	 Not applicable

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2 (e) /_/

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         The reporting person is a U.S. citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.       SOLE VOTING POWER     1,122,615

8.       SHARED VOTING POWER   0

9.       SOLE DISPOSITIVE POWER  1,122,615

10.      SHARED DISPOSITIVE POWER    0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,122,615

12.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES  /_/

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   4.9%

14.	 TYPE OF REPORTING PERSON        IN

This Amendment No. 1 to Schedule 13D amends and supplements the statement on Schedule 13D filed by the Reporting Person on July 24, 2013. This is the only and final amendment to the Schedule 13D and constitutes an exit for the Reporting Person. The initial Schedule is amended as follows.

Item 1.	Security and Issuer.

Trinity owns 122,615 GEE shares and RFFG owns 1,000,000 GEE shares.

Item 5.  Interest in Securities of the Issuer.

(a) Simmons beneficially owns 1,122,615 shares of GEE common stock, which amounts to 4.9 % of GEE's outstanding common stock.

(b) Simmons holds voting and divestment powers with respect to all 1,122,615 shares.

(c) Trinity sold 182,754 GEE shares in market sales since its initial report and RFFG has sold 100,000 shares in private transactions since its initial report. Trinity's sales are set forth in the attached Exhibit 7.1. RFFG sold 50,000 shares at a price of $.30 per share on October 25, 2013 and another 50,000 shares on September 9, 2013 at a price of $.20 per share.

Item 7.  Materials to be filed as Exhibits.

7.1  Trinity market sales detail.

Signature

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 31, 2013

/s/ Brandon
---------------------
Brandon Simmons

EXHIBIT 7.1 - TRINITY SALES DETAIL


Account Short Name:	TRINITY HR

Date        Activity

09/20/2013  Sell   -1,700.00000  shares  of  JOB  at  0.2700
09/20/2013  Sell     -100.00000  shares  of  JOB  at  0.2700
09/20/2013  Sell     -100.00000  shares  of  JOB  at  0.2800
09/20/2013  Sell     -100.00000  shares  of  JOB  at  0.2800
09/20/2013  Sell     -200.00000  shares  of  JOB  at  0.2800
09/20/2013  Sell     -200.00000  shares  of  JOB  at  0.2800
09/20/2013  Sell     -234.00000  shares  of  JOB  at  0.2800
09/20/2013  Sell     -277.00000  shares  of  JOB  at  0.2700
09/20/2013  Sell   -3,066.00000  shares  of  JOB  at  0.3500
09/20/2013  Sell     -400.00000  shares  of  JOB  at  0.2800
09/20/2013  Sell     -423.00000  shares  of  JOB  at  0.2600
09/20/2013  Sell     -466.00000  shares  of  JOB  at  0.2700
09/20/2013  Sell     -500.00000  shares  of  JOB  at  0.2600
09/20/2013  Sell     -500.00000  shares  of  JOB  at  0.2700
09/20/2013  Sell     -600.00000  shares  of  JOB  at  0.2700
09/20/2013  Sell     -600.00000  shares  of  JOB  at  0.2700
09/20/2013  Sell     -700.00000  shares  of  JOB  at  0.2600
09/20/2013  Sell     -700.00000  shares  of  JOB  at  0.2800
09/20/2013  Sell      -77.00000  shares  of  JOB  at  0.2600
09/10/2013  Sell     -300.00000  shares  of  JOB  at  0.2001
09/10/2013  Sell   -4,171.00000  shares  of  JOB  at  0.2000
09/10/2013  Sell     -400.00000  shares  of  JOB  at  0.2001
09/03/2013  Sell   -1,500.00000  shares  of  JOB  at  0.2600
08/30/2013  Sell     -100.00000  shares  of  JOB  at  0.2600
08/30/2013  Sell     -100.00000  shares  of  JOB  at  0.2600
08/30/2013  Sell     -500.00000  shares  of  JOB  at  0.2600
08/29/2013  Sell   -1,000.00000  shares  of  JOB  at  0.2601
08/29/2013  Sell   -1,100.00000  shares  of  JOB  at  0.2600
08/29/2013  Sell     -100.00000  shares  of  JOB  at  0.2600
08/29/2013  Sell     -100.00000  shares  of  JOB  at  0.2601
08/29/2013  Sell     -100.00000  shares  of  JOB  at  0.2700
08/29/2013  Sell   -3,800.00000  shares  of  JOB  at  0.2600
08/28/2013  Sell     -200.00000  shares  of  JOB  at  0.2600
08/28/2013  Sell   -4,800.00000  shares  of  JOB  at  0.2600
08/28/2013  Sell     -657.00000  shares  of  JOB  at  0.2700
08/26/2013  Sell      -23.00000  shares  of  JOB  at  0.2700
08/23/2013  Buy       100.00000  shares  of  JOB  at  0.2700
08/23/2013  Buy       300.00000  shares  of  JOB  at  0.2700
08/23/2013  Buy       400.00000  shares  of  JOB  at  0.2700
08/23/2013  Buy       400.00000  shares  of  JOB  at  0.2700
08/23/2013  Buy       800.00000  shares  of  JOB  at  0.2700
08/23/2013  Sell   -1,000.00000  shares  of  JOB  at  0.2700
08/23/2013  Sell   -4,000.00000  shares  of  JOB  at  0.2700
08/23/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2700
08/23/2013  Sell     -962.00000  shares  of  JOB  at  0.2700
08/22/2013  Sell   -3,038.00000  shares  of  JOB  at  0.2700
08/19/2013  Sell   -1,000.00000  shares  of  JOB  at  0.2601
08/19/2013  Sell   -2,500.00000  shares  of  JOB  at  0.2601
08/19/2013  Sell     -200.00000  shares  of  JOB  at  0.2601
08/19/2013  Sell     -300.00000  shares  of  JOB  at  0.2600

08/19/2013  Sell   -4,800.00000  shares  of  JOB  at  0.2600
08/19/2013  Sell     -400.00000  shares  of  JOB  at  0.2601
08/19/2013  Sell     -400.00000  shares  of  JOB  at  0.2601
08/19/2013  Sell     -400.00000  shares  of  JOB  at  0.2601
08/19/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2600
08/19/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2600
08/19/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell   -1,000.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell   -1,000.00000  shares  of  JOB  at  0.2700
08/16/2013  Sell     -100.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell     -100.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell     -100.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell     -100.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell     -100.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell     -100.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell     -100.00000  shares  of  JOB  at  0.2670
08/16/2013  Sell     -100.00000  shares  of  JOB  at  0.2680
08/16/2013  Sell     -100.00000  shares  of  JOB  at  0.2680
08/16/2013  Sell     -193.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell   -2,000.00000  shares  of  JOB  at  0.2600
08/16/2013  Sell     -300.00000  shares  of  JOB  at  0.2700
08/15/2013  Sell   -3,100.00000  shares  of  JOB  at  0.2600
08/15/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2600
08/14/2013  Sell     -100.00000  shares  of  JOB  at  0.2700
08/14/2013  Sell   -4,900.00000  shares  of  JOB  at  0.2700
08/13/2013  Sell   -1,300.00000  shares  of  JOB  at  0.2701
08/13/2013  Sell     -300.00000  shares  of  JOB  at  0.2700
08/13/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2700
08/13/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2800
08/13/2013  Sell     -900.00000  shares  of  JOB  at  0.2701
08/12/2013  Sell     -100.00000  shares  of  JOB  at  0.2700
08/12/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2800
08/12/2013  Sell     -700.00000  shares  of  JOB  at  0.2710
08/09/2013  Sell     -100.00000  shares  of  JOB  at  0.2701
08/09/2013  Sell     -657.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell   -1,000.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell   -1,000.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell     -100.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell     -100.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell     -100.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell   -2,800.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell   -4,400.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell   -4,900.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2700
08/08/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2800
08/08/2013  Sell     -600.00000  shares  of  JOB  at  0.2701
08/07/2013  Sell   -1,000.00000  shares  of  JOB  at  0.2800
08/07/2013  Sell   -1,500.00000  shares  of  JOB  at  0.2800
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2700
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2728
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2728
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2744
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2750
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2763

08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2766
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2770
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2770
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2800
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2800
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2800
08/07/2013  Sell     -100.00000  shares  of  JOB  at  0.2946
08/07/2013  Sell   -2,800.00000  shares  of  JOB  at  0.2759
08/07/2013  Sell     -200.00000  shares  of  JOB  at  0.2700
08/07/2013  Sell     -200.00000  shares  of  JOB  at  0.2800
08/07/2013  Sell   -3,700.00000  shares  of  JOB  at  0.2701
08/07/2013  Sell     -300.00000  shares  of  JOB  at  0.2800
08/07/2013  Sell   -4,300.00000  shares  of  JOB  at  0.2700
08/07/2013  Sell     -400.00000  shares  of  JOB  at  0.2810
08/07/2013  Sell     -500.00000  shares  of  JOB  at  0.2700
08/07/2013  Sell     -500.00000  shares  of  JOB  at  0.2750
08/07/2013  Sell     -800.00000  shares  of  JOB  at  0.2769
08/07/2013  Sell     -800.00000  shares  of  JOB  at  0.2769
08/07/2013  Sell     -800.00000  shares  of  JOB  at  0.2800
08/07/2013  Sell     -900.00000  shares  of  JOB  at  0.2800
08/06/2013  Sell     -100.00000  shares  of  JOB  at  0.3000
08/06/2013  Sell     -100.00000  shares  of  JOB  at  0.3000
08/06/2013  Sell     -100.00000  shares  of  JOB  at  0.3000
08/06/2013  Sell     -100.00000  shares  of  JOB  at  0.3000
08/06/2013  Sell     -100.00000  shares  of  JOB  at  0.3200
08/06/2013  Sell     -200.00000  shares  of  JOB  at  0.3000
08/06/2013  Sell     -200.00000  shares  of  JOB  at  0.3000
08/06/2013  Sell     -300.00000  shares  of  JOB  at  0.3010
08/06/2013  Sell     -600.00000  shares  of  JOB  at  0.3200
08/05/2013  Sell   -6,000.00000  shares  of  JOB  at  0.2700
08/02/2013  Sell   -1,246.00000  shares  of  JOB  at  0.2800
08/02/2013  Sell      -61.00000  shares  of  JOB  at  0.2800
08/01/2013  Sell   -1,100.00000  shares  of  JOB  at  0.2800
08/01/2013  Sell   -1,300.00000  shares  of  JOB  at  0.2800
08/01/2013  Sell     -100.00000  shares  of  JOB  at  0.2800
08/01/2013  Sell     -100.00000  shares  of  JOB  at  0.2800
08/01/2013  Sell     -100.00000  shares  of  JOB  at  0.2800
08/01/2013  Sell     -200.00000  shares  of  JOB  at  0.2800
08/01/2013  Sell   -4,300.00000  shares  of  JOB  at  0.2801
08/01/2013  Sell   -5,000.00000  shares  of  JOB  at  0.2800
08/01/2013  Sell     -500.00000  shares  of  JOB  at  0.2800
08/01/2013  Sell     -700.00000  shares  of  JOB  at  0.2801
07/31/2013  Sell     -300.00000  shares  of  JOB  at  0.3201
07/31/2013  Sell     -300.00000  shares  of  JOB  at  0.3201
07/31/2013  Sell     -300.00000  shares  of  JOB  at  0.3201
07/31/2013  Sell     -400.00000  shares  of  JOB  at  0.3200
07/31/2013  Sell     -400.00000  shares  of  JOB  at  0.3201
07/31/2013  Sell     -400.00000  shares  of  JOB  at  0.3201
07/30/2013  Sell     -100.00000  shares  of  JOB  at  0.2601
07/30/2013  Sell   -4,400.00000  shares  of  JOB  at  0.2600
07/30/2013  Sell   -4,900.00000  shares  of  JOB  at  0.2601
07/30/2013  Sell     -600.00000  shares  of  JOB  at  0.2600
06/21/2013  Sell   -1,800.00000  shares  of  JOB  at  0.2900
06/21/2013  Sell     -100.00000  shares  of  JOB  at  0.2900
06/21/2013  Sell     -100.00000  shares  of  JOB  at  0.2900
06/21/2013  Sell     -100.00000  shares  of  JOB  at  0.2900
06/21/2013  Sell     -100.00000  shares  of  JOB  at  0.2900
06/21/2013  Sell     -100.00000  shares  of  JOB  at  0.2900
06/21/2013  Sell     -100.00000  shares  of  JOB  at  0.3000
06/21/2013  Sell   -2,100.00000  shares  of  JOB  at  0.2900
06/21/2013  Sell     -200.00000  shares  of  JOB  at  0.2880
06/21/2013  Sell     -200.00000  shares  of  JOB  at  0.2980
06/21/2013  Sell     -300.00000  shares  of  JOB  at  0.3080

06/21/2013  Sell   -4,300.00000  shares  of  JOB  at  0.2850
06/20/2013  Sell     -200.00000  shares  of  JOB  at  0.3180
06/20/2013  Sell     -500.00000  shares  of  JOB  at  0.3190
06/13/2013  Sell   -4,100.00000  shares  of  JOB  at  0.3301
06/13/2013  Sell     -900.00000  shares  of  JOB  at  0.3301
06/12/2013  Sell   -1,500.00000  shares  of  JOB  at  0.3200
06/12/2013  Sell   -1,918.00000  shares  of  JOB  at  0.3200
06/12/2013  Sell     -100.00000  shares  of  JOB  at  0.3200
06/12/2013  Sell     -100.00000  shares  of  JOB  at  0.3200
06/12/2013  Sell     -200.00000  shares  of  JOB  at  0.3200
06/12/2013  Sell     -382.00000  shares  of  JOB  at  0.3200
06/12/2013  Sell     -800.00000  shares  of  JOB  at  0.3210
06/11/2013  Sell     -100.00000  shares  of  JOB  at  0.3200
06/11/2013  Sell     -100.00000  shares  of  JOB  at  0.3200
06/11/2013  Sell     -154.00000  shares  of  JOB  at  0.3200
06/11/2013  Sell     -208.00000  shares  of  JOB  at  0.3200
06/11/2013  Sell     -238.00000  shares  of  JOB  at  0.3200
06/10/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3000
06/07/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3000
06/07/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3000
06/06/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3000
06/06/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3000
06/05/2013  Sell   -1,200.00000  shares  of  JOB  at  0.3110
06/05/2013  Sell   -1,600.00000  shares  of  JOB  at  0.2900
06/05/2013  Sell     -100.00000  shares  of  JOB  at  0.3100
06/05/2013  Sell     -200.00000  shares  of  JOB  at  0.2900
06/05/2013  Sell     -200.00000  shares  of  JOB  at  0.3000
06/05/2013  Sell     -200.00000  shares  of  JOB  at  0.3010
06/05/2013  Sell     -200.00000  shares  of  JOB  at  0.3010
06/05/2013  Sell     -200.00000  shares  of  JOB  at  0.3100
06/05/2013  Sell     -200.00000  shares  of  JOB  at  0.3200
06/05/2013  Sell     -400.00000  shares  of  JOB  at  0.2900
06/05/2013  Sell     -400.00000  shares  of  JOB  at  0.3110
06/05/2013  Sell     -500.00000  shares  of  JOB  at  0.3120
06/05/2013  Sell     -600.00000  shares  of  JOB  at  0.2900
06/04/2013  Sell   -4,100.00000  shares  of  JOB  at  0.3100
06/04/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3100
06/04/2013  Sell     -900.00000  shares  of  JOB  at  0.3100
05/30/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3121
05/24/2013  Sell     -100.00000  shares  of  JOB  at  0.3100
05/24/2013  Sell   -2,200.00000  shares  of  JOB  at  0.3100
05/24/2013  Sell     -200.00000  shares  of  JOB  at  0.3100
05/24/2013  Sell     -500.00000  shares  of  JOB  at  0.3200
05/20/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3101
05/17/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3100
05/17/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3100
05/17/2013  Sell   -5,688.00000  shares  of  JOB  at  0.3100
05/16/2013  Sell   -1,932.00000  shares  of  JOB  at  0.3100
05/16/2013  Sell   -2,000.00000  shares  of  JOB  at  0.3101
05/16/2013  Sell     -200.00000  shares  of  JOB  at  0.3101
05/16/2013  Sell     -200.00000  shares  of  JOB  at  0.3101
05/16/2013  Sell     -200.00000  shares  of  JOB  at  0.3101
05/16/2013  Sell     -468.00000  shares  of  JOB  at  0.3100
05/16/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3101
05/14/2013  Sell   -2,439.00000  shares  of  JOB  at  0.3200
05/14/2013  Sell   -2,500.00000  shares  of  JOB  at  0.3200
05/14/2013  Sell   -4,561.00000  shares  of  JOB  at  0.3200
05/14/2013  Sell     -439.00000  shares  of  JOB  at  0.3200
05/14/2013  Sell      -61.00000  shares  of  JOB  at  0.3200
05/13/2013  Sell   -1,500.00000  shares  of  JOB  at  0.3210
05/13/2013  Sell   -2,600.00000  shares  of  JOB  at  0.3200
05/13/2013  Sell     -300.00000  shares  of  JOB  at  0.3210
05/13/2013  Sell     -300.00000  shares  of  JOB  at  0.3210
05/13/2013  Sell     -300.00000  shares  of  JOB  at  0.3215
05/13/2013  Sell   -5,000.00000  shares  of  JOB  at  0.3200
05/10/2013  Sell   -1,000.00000  shares  of  JOB  at  0.3301
05/10/2013  Sell   -4,000.00000  shares  of  JOB  at  0.3301

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